EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated July 22, 2024, related to the financial statements of Catalyst Crew Technologies Corp, fka Blue Chip Technologies Corp. as of December 31, 2023 and 2022, and for the period then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Beckles & Co

Beckles & Co. Inc. (PCAOB ID 7116)

West Palm Beach, FL

January 16, 2025